Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER 2009 EARNINGS

Robbinsville, New Jersey, March 3, 2010– Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank and RomAsia Bank, announced today its financial condition and results of operation for the three months and year ended December 31, 2009.

The Company’s consolidated net income, for the three months and year ended December 31, 2009, was $87 thousand and $2.6 million respectively.  These represented decreases of $1.2 million and $2.0 million compared to the three months and year ended December 31, 2008, respectively. On a fully diluted basis, net income for the year ended December 31, 2010, represented $0.09 per share compared to $0.15 per share last year.

For the three months and year ended December 31, 2009, net interest income was $9.4 million and $33.1 million, compared to $7.6 million and $28.4 million for the same periods in 2008. For the year ended December 31, 2009 this represented an increase of 16.5% from the prior year.

Net income in 2009 was negatively impacted primarily by substantially higher loan loss provisions and Federal Deposit Insurance Premiums, and a fourth quarter impairment charge on an available for sale security, which combined to negate the benefit of strong growth in net interest income.

At December 31, 2009, the Company had consolidated assets, deposits, borrowings and equity of $1.3 billion, $1.0 billion, $64.8 million and $216.2 million, respectively.

“As was feared, the recession deepened during 2009 and inflicted severe strain on the credit quality of our loan portfolios, particularly the commercial loan portfolio which experienced an increase of $4.5 million in non-performing loans to $14.8 million, representing 2.48% of total loans, 1.13% of total assets and a mere 6.85% of the Company’s capital.   While the level of non-performing loans is disconcerting, it is within levels found in the industry and those banks we monitor as peer institutions,” commented Peter A. Inverso, President and CEO.  “Further, the protracted economic recession has hampered our efforts to speedily resolve and dispose of non-performing commercial loans and is causing concomitant pressure on the underlying value of collateral securing these loans.  As a result, we prudently increased our provision for loan losses $2.5 million this year over the provision in 2008,” added Inverso.

“The second element contributing to the decline in net income this year was a $1.6 million increase in our deposit insurance premiums arising from the convergence of a special assessment levied against all deposit taking financial institutions; the expiration of credits available to offset premiums in the comparable prior year periods; and an increase in the basic assessment rates imposed on a much higher deposit base,” stated Inverso.

“Lastly, an impairment charge of $2.2 million was taken in the fourth quarter this year. The decline in the value of this investment was exacerbated by the termination of an announced merger just prior to year end which would have benefitted its carrying value by the substitution of the acquirer’s stock, which is more widely traded and pays dividends,” said Inverso.

“Stripped of these elements, our core earnings before taxes would have improved over last year, reflecting the Company’s capacity in contending with the great recession of our day, intense local competition and growth.  Fueled by record deposit growth, assets grew 21.8% to a record of $1.3 billion, encapsulating a record level of loans,” Inverso added.

In closing, Inverso stated, “The Company remains strong, highly capitalized, and well fortified to deal with the economic challenges of the year ahead.”

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 86 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.